Exhibit 10.22

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is executed as of the 21 day of July, 2006, between FREMONT LAKE UNION CENTER LLC, a Delaware limited liability company (“Landlord”) and IMPINJ, INC., a Washington corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into an office lease dated as of November 14, 2004 (the “Lease”), pursuant to which Tenant leased from Landlord certain premises (the “Existing Premises”) in the building (the “Building”) located at 701 North 34th Street, Seattle, Washington. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

B. Surreal Software Inc., a Washington corporation (“Surreal”) leases from Landlord that certain premises in the Building consisting of approximately 16,750 square feet of Rentable Area (the “Expansion Premises”) pursuant to that certain Office Lease dated October 29, 2002 (the “Surreal Lease”). The term of the Surreal Lease expires on March 31, 2008.

C. Concurrently with the execution of this Amendment, Surreal will assign to Tenant and Tenant will assume the Surreal Lease pursuant to that certain Assignment and Assumption of Lease between Tenant and Surreal (the “Assignment”).

D. Landlord and Tenant presently desire to amend the Lease to include the Expansion Premises upon the expiration of the Surreal Lease.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows, all effective as of the date of this Amendment except as otherwise expressly set forth herein:

1. Expansion Premises. Commencing April 1, 2008, Landlord leases to Tenant and Tenant leases from Landlord the Expansion Premises upon the terms and conditions set forth in the Lease (except as modified in this Amendment). Tenant will be obtaining possession of the Expansion Premises from Surreal. Accordingly, Landlord shall have no obligation to deliver the Expansion Premises to Tenant and shall not be liable to Tenant for any damages resulting from Surreal’s failure to timely deliver the Expansion Premises to Tenant.

2. Base Rent. Beginning April 1, 2008, Tenant shall pay to Landlord Base Rent for the Expansion Premises as follows:

April 1, 2008 to March 31, 2009:	$48,854.00/month
April 1, 2009 to August 31, 2010:	$50,250.00/month

3. Additional Rent. Following April 1, 2008, the amount of Additional Rent attributable to the Expansion Premises shall be computed using a base year of 2008. Tenant’s Pro Rata Share with respect to the Expansion Premises shall be 12.31%.

4. Letters of Credit. Landlord is holding Letter of Credit No. 598382-41 in the amount of $250,000 issued by Comerica Bank (the “Existing Letter of Credit”) pursuant to Article 6 of the Lease. The Existing Letter of Credit (i) shall secure payment and performance of lessee’s obligations under the Lease and the Surreal Lease, and (ii) shall be administered and applied per Section E of the Addendum to the Lease. Upon the mutual execution and delivery of this Amendment, Tenant shall deliver to Landlord an additional irrevocable and transferable letter of credit in the amount of $603,000 (the “New Letter of Credit”) running in favor of Landlord securing lessee’s obligations under the Lease and the Surreal Lease. The New Letter of Credit shall be issued either by Comerica Bank, Silicon Valley Bank, or such other bank as may be acceptable to Landlord in its sole discretion and shall be administered and applied per this Section 4. The New Letter of Credit shall be irrevocable for the period ending no less than one (1) year after the date of issuance. Tenant shall renew the New Letter of Credit and maintain it for the period ending on the later of either September 30, 2010, or thirty (30) days after the date Tenant shall have vacated and surrendered the Existing Premises and Expansion Premises to Landlord in the condition required under the Lease and shall provide that it is automatically renewable for the term of the Lease unless the issuing bank delivers a notice of non-renewal no later than thirty (30) days before expiration. If Tenant fails to renew the New Letter of Credit by the date that is ten (10) days prior to its expiration, Landlord may draw on the New Letter of Credit and maintain the funds as a non-interest-bearing deposit to be returned to Tenant on receipt by Landlord of a substitute New Letter of Credit from Tenant. The form and terms of the New Letter of Credit shall be either substantially in the form of the Existing Letter of Credit or in such other form as may be reasonably acceptable to Landlord and shall provide, among other thing, in effect that:

a. Draws. Landlord shall have the right to draw down an amount up to the then current face amount of the New Letter of Credit after a default by Tenant under the Lease or the Surreal Lease and expiration of the applicable notice and cure period on presentation to the issuing bank of Landlord’s own declaration signed or purportedly signed by or on its behalf reading as follows: (i) that the declarant is an officer (or general partner or sole proprietor in the case of a general partnership or sole proprietorship, respectively, or member in the case of a limited liability company) of the Landlord on behalf of the Landlord; (ii) that the declarant has authority to make the declaration on behalf of the Landlord; (iii) that the declaration is made pursuant to the terms of the letter of credit number                     ; (iv) that an event of default has occurred under the terms of a lease made between Landlord and Tenant; and (v) that the amount of the event of default is $                    . In lieu of the declarations required in clauses (iv) and (v) above, such declaration may state that Tenant under the terms of a lease made between Landlord and Tenant have failed to provide a substitute letter of credit.

b. No Inquiry. The New Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement.

c. Transfer. In the event of a transfer of Landlord’s interest in the Building or the Property, Landlord shall have the right to transfer the New Letter of Credit to the transferee, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the New Letter of Credit to a new landlord. In the event of such a transfer, the transfer will be accomplished by providing the issuing bank with the appropriate transfer form, the original of the New Letter of Credit, for endorsement and the appropriate notarized certification signed by Landlord.

d. Restoration. If, as a result of any such application of all or any part of the New Letter of Credit, Tenant shall immediately provide Landlord with an additional New Letter of Credit that meets the requirements of this Section 4, to cover the deficiency, or restore the amount available to be drawn under the New Letter of Credit to the amount required herein on written notice from Landlord to Tenant.

e. No Encumbrance. Tenant shall not assign or encumber the New Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

f. Renewal. Without limiting the generality of the foregoing, if the New Letter of Credit expires earlier than as provided for herein, or the issuing bank notifies Landlord that it shall not renew the New Letter of Credit, Landlord will accept a renewal thereof or substitute New Letter of Credit (such renewal or substitute letter of credit to be in effect not later than twenty (20) days before the expiration thereof), which renewal or substitute letter of credit shall be irrevocable and automatically renewable, and issued by a bank meeting the requirements of this Section 4, for the entire period provided for in this Section 4, on substantially the same terms as the expiring New Letter of Credit or such other terms as may be acceptable to Landlord. However, (i) if the New Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or (ii) if Tenant fails to maintain the New Letter of Credit in the amount and terms set forth in this Section 4, then, at least twenty (20) days before the expiration of the New Letter of Credit, or immediately on Tenant’s failure to comply with every term of this Section 4, Tenant shall deposit with Landlord cash security in the amounts required by, and to be held subject to the terms of this Section 4 (and the New Letter of Credit will thereupon be returned to Tenant), failing which Landlord may present such New Letter of Credit to the bank, in accordance with the terms of this Section 4, and the entire sum secured thereby shall be paid to Landlord as a substitute security deposit, to be held by Landlord in the manner provided for in this Section 4.

g. Reduction. Notwithstanding anything herein to the contrary, (i) if Tenant provides Landlord with financial statements showing two (2) consecutive quarters of net cash flow from operations of more than $5,000,000 per quarter, then the amount of the New Letter of Credit required hereunder shall be reduced to $452,250; and (ii) if Tenant provides Landlord with financial statements showing (A) cumulative net cash flow from operations of more than $30,000,000 for the previous four (4) consecutive quarters, and (B) positive net cash flow from operations for the immediately preceding three (3) quarters, then the amount of the New Letter of Credit required hereunder shall be reduced to $150,750. All determinations of Tenant’s net cash flow from operations shall be determined in accordance with GAAP. Each date on which the New Letter of Credit shall reduce in accordance with this Section 4.g. is referred to herein as a “Reduction Date”. Notwithstanding the foregoing, if a default by Tenant under the Lease or the Surreal Lease (beyond any applicable notice and cure period) shall have occurred on or before any Reduction Date, or have occurred and be continuing as of the applicable Reduction Date, and if the default is not cured within the applicable cure period, the required amount of the applicable New Letter of Credit shall not reduce on such Reduction Date and shall not thereafter reduce, and all scheduled future reductions shall be null and void. If Tenant is entitled to any such reduction, Landlord shall cooperate with Tenant upon Tenant’s request to replace or amend the then existing Letter of Credit to reflect such reduced amount required hereunder.

5. Tenant Improvements. Subject to the terms of the Work Letter attached as Exhibit 1 to this Amendment, following Tenant’s possession and occupancy of the Expansion Space, Landlord shall cause the Tenant Improvements to be constructed within the Expansion Premises.

6. Parking. Subject to Tenant’s possession and occupancy of the Expansion Space, Tenant shall have the right to use, on a first-come, first served basis, in common with other tenants and occupants of the Building and Complex, an additional thirty-five (35) parking stalls, located within the parking garage and on the Property (other than portions of the garage and parking areas of the Building and Property set aside for Adobe Systems, Inc.) at current market rates (as reasonably determined by Landlord), in accordance with Section C of the Addendum to the Lease. Tenant and its officers and employees shall have no right to use (and if requested by Landlord, Tenant shall prohibit the use by its officers and employees of) any of the visitor parking spaces or any other parking spaces in the Building or the Complex in excess of the number allocated to Tenant hereunder. Beginning April 1, 2008, ten (10) of Tenant’s 35 additional parking stalls shall be reserved for Tenant’s exclusive use (collectively, together with the existing 48 exclusive stalls provided for in the Lease, the “Exclusive Stalls”). Tenant shall at all times use reasonable efforts to ensure that Tenant’s employees use the Exclusive Stalls before using any of the remaining 25 non-exclusive stalls.

7. Commissions. Tenant has been represented by Steve Schwartz of Pacific Real Estate Partners (“Broker”). Subject to Landlord’s receipt of its portion of the consideration payable by Tenant under the Assignment, Landlord shall pay to Broker a commission of $40,479 with respect to this transaction per their separate agreement. Tenant represents and warrants to Landlord that it has not had dealings with any real estate broker other than Broker, agent or salesperson with respect to this Amendment that would cause Landlord to have any liability for any commissions or other compensation to such broker, agent or salesperson, and that no such broker, agent or salesperson has asserted any claim or right to any such commission or other compensation. Tenant shall defend and indemnify the other party and hold Landlord harmless from and against any and all loss, cost, liability, damage and expense (including reasonable attorneys’ fees) whatsoever that may arise out of the breach of such representation and warranty.

8. Cross Default. During the remaining term of the Surreal Lease, a default by Tenant under the Surreal Lease beyond any applicable notice and cure period shall constitute an event of default under the Lease.

9. Ratification. Except as modified herein, the Lease shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

EXECUTED the day and year above written.

LANDLORD:

FREMONT LAKE UNION CENTER LLC, a Delaware limited liability company
By: Metzler Realty Advisors, Inc., Authorized agent

By:	/s/ James L. Neal

Name:	James L. Neal

Title:	President

TENANT:

IMPINJ, INC., a Washington corporation

By:	/s/ Evan Fein

Name:	Evan Fein

Title:	VP Finance

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 21st day of July , 2006, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared James L. Neal , known to me to be the President of FREMONT LAKE UNION CENTER LLC, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Martha M. Wilson
Signature
Martha M. Wilson
Print Name
NOTARY PUBLIC in and for the State of Washington, residing at Seattle.
My commission expires 6-17-2009.

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 7th day of July, 2006, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Evan Fein, known to me to be the VP Finance of FREMONT LAKE UNION CENTER LLC, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Stacy L. Jones
Signature
Stacy L. Jones
Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at Kent.
My commission expires .

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this              day of                     , 2006, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                                                                                  , known to me to be the                                          of IMPINJ, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at	.
My commission expires	.

EXHIBIT 1

WORK LETTER

1. Tenant’s Improvements. All permanent improvements to the Expansion Premises that Tenant requires to ready the Expansion Premises for Tenant’s use are referred to herein collectively as “Tenant’s Improvements” and shall be designed and made at Tenant’s expense, except as provided in Section 4 below, and in accordance with the terms of this Work Letter.

2. Design of Tenant’s Improvements.

(a) Tenant’s Architect. Tenant shall engage the services of a licensed architect approved by Landlord (“Tenant’s Architect”) to provide the professional services required for Tenant’s Improvements. Landlord has approved Burgess/Weaver, the architect for the Existing Premises. Tenant’s Architect shall provide all architectural and engineering service as required for Tenant’s Improvements. Tenant shall work diligently with Tenant’s Architect in preparing preliminary and final plans, specifications and engineering and construction drawings for Tenant’s Improvements. Tenant’s Architect shall work with and be subject to Tenant’s direction and control with respect to Tenant Work subject to Landlord’s approval rights as provided for herein. Tenant’s Architect shall check to see that the work shown on Tenant’s plans for Tenant’s Improvements is compatible with the basic Building plans. All plans for Tenant’s Improvements and all modifications thereto shall be subject to the approval of Landlord, which shall not be unreasonably withheld.

(b) Plans for Tenant’s Improvements. Promptly after Lease execution Tenant shall cause Tenant’s Architect to commence preparation of a space plan for Landlord’s review and approval. After Landlord’s approval thereof, Tenant shall cause Tenant’s Architect to prepare preliminary working drawings and plans and specifications for Tenant’s Improvements which shall be based on the floor plan approved by Landlord. After completion thereof, Tenant shall submit such to Landlord for its review and comment. After obtaining Landlord’s comments therein, Tenant shall cause Tenant’s Architect to incorporate Landlord’s comments into the final plans and specifications (the “Final Contract Documents”) and submit them to Landlord for its final review and approval which approval shall not be unreasonably withheld so long as such are consistent and compatible with base Building plans and systems and do not increase Landlord’s costs or materially delay the completion of Landlord’s work elsewhere in the Building. Tenant shall reimburse Landlord for all out-of-pocket costs incurred in connection with the design and construction of Tenant’s Improvements through a credit against the Allowance provided for in Section 4 below.

(c) Tenant Costs. Tenant shall be responsible for any damages or other costs incurred by Landlord which are caused by (i) the acts or omissions of Tenant or its employees, agents or contractors while on the Expansion Premises; (ii) Tenant’s requests for changes to Building; or (iii) Tenant’s breach of the Lease or this Work Letter. The costs and damages shall be deducted from the Allowance provided for in Section 4 below.

EXHIBIT 1 – PAGE 1 of 3

3. Construction of Tenant’s Improvements.

(a) Commencement. After Landlord’s approval or deemed approval of the Final Contract Documents, Landlord shall obtain all governmental approvals and permits required therefor and enter into a fixed price construction contract with a general contractor selected by Landlord. Tenant shall have the right to review and approve the bid selected by Landlord an consult with Landlord regarding the selection of the general contractor.

(b) Final Contract Documents and Modifications. If Tenant requests any material change from the Final Contract Documents, Tenant shall request such change in writing to Landlord for its review and approval, which shall not be unreasonably withheld, and such request shall be accompanied by all plans and specifications necessary to show and explain changes from the approved Final Contract Documents. Landlord shall provide its response within a reasonable period after its receipt of such submittals from Tenant. Tenant shall be responsible for any resulting delay in completion of the Expansion Premises due to a modification of Final Contract Documents. Tenant shall also be responsible for the cost of any demolition work attributable to the change.

(c) Tenant’s Telephone, Computer and Cable System. Tenant shall be solely responsible for, and shall bear the cost of, the design and installation of its telephone, computer and cable system. Information concerning telephone equipment and cabling sizes and any special requirements must be given to Landlord during the planning phase.

4. Improvements Allowance.

(a) Allowance. Landlord shall provide Tenant with an allowance of up to One Hundred Twenty-Five Thousand Six Hundred Twenty-Five Dollars ($125,625) (the “Allowance”) toward the cost of Tenant’s Improvements. Landlord agrees to pay for the Cost of Tenant’s Improvements, as hereinafter defined, up to the total of the Allowance, in accordance with the terms of this Section 4.

(b) Cost of Tenant’s Improvements. As used herein the “Cost of Tenant’s Improvements” means the following out-of-pocket improvements costs incurred by Landlord in performing Tenant’s Improvements:

(i) Payments to contractors and subcontractors.

(ii) Fees for building permits and inspections;

(iii) Fees of engineers, surveyors, architects, attorneys and others providing professional or other services in connection with the construction of Tenant’s Improvements or the supervision thereof;

(iv) A construction management fee to Landlord in an amount equal to five percent (5%) of the cost of the Tenant Improvements; and

(v) Other costs incurred in connection with Tenant’s Improvements.

EXHIBIT 1 – PAGE 2 of 3

The Cost of Tenant’s Improvements includes the cost of acquiring, delivering or installing Tenant’s machinery, fixtures and affixed equipment if permanently attached and if Tenant paid cash for them, as opposed to financing them with or leasing them from third parties.

(c) Funding and Disbursement. Landlord shall fund and disburse the Allowance by paying invoices from the contractors subcontractors performing work or parties providing materials with respect to Tenant’s Improvements (subject to Landlord’s receipt of lien waivers from such parties). At Landlord’s option, Landlord may fund the Allowance in monthly progress payment installments, based on the submission of the foregoing items, subject to withholding ten percent (10%) of each draw as retention (at Landlord’s option). No portion of the Allowance shall be disbursed if Tenant is in default under the Lease or would be but for the passage of time or giving of notice.

(d) Excess Costs. Tenant shall be solely responsible for any costs for Tenant’s Improvements in excess of the Allowance. Tenant shall reimburse Landlord for such excess costs on demand. Tenant’s failure to pay such excess costs to Landlord within ten (10) business days after Landlord’s demand therefor shall constitute an event of default under the Lease. Any amounts not timely paid by Tenant shall accrue interest at the rate of twelve percent (12%) per annum until paid.

EXHIBIT 1 – PAGE 3 of 3